UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2016

 TAKUNG ART CO., LTD

(Exact name of registrant as specified in its charter)

Delaware	333-176329	26-4731758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Flat/RM 03-04 20/F Hutchison House

10 Harcourt Road, Central, Hong Kong

(Address of Principal Executive Offices)

Registrant’s telephone number: +852 3158-0977

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2016, the Board of Directors (the “Board”) of Takung Art Co., Ltd. (the “Company”) appointed Mr. Zishen Li to serve as director of the Company.

Mr. Li has been a Vice President of Hong Kong Takung since March 1, 2015. He was subsequently appointed as the General Manager of Shanghai Takung with effect from July 28, 2015. The employment with Mr. Li can be terminated by either party by giving at least one month notice. Mr. Li reports to Mr. Di Xiao, the CEO of Takung Art Co., Ltd.

Mr. Li’s employment agreement has been amended March 11, 2016 to include his position as director of the Company. He will not receive any additional compensation for serving as director.

Mr. Li, 32, has extensive experience in working in the Chinese art industry since 2009. He is familiar with storage, appraisal and other procedures related to the trading of artworks. He also has expertise in internet application and online artwork trading. He served as the assistant general manager of Tianjin Culture and Artwork Exchange Co., Ltd. from 2009 to 2014. Mr. Li was engaged in customer service related work at WuXi AppTec (NYSE: WX) from 2006 to 2008. He graduated from Zhejiang University of Technology with a Bachelor of Science degree in 2006, and completed the postgraduate studies in industrial economics at Nankai University in 2013.

There is no arrangement or understanding between Mr. Li and any other person pursuant to which Mr. Li was appointed as a director. Mr. Li is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K and has entered into any material plan, contract, arrangement or amendment in connection with their election to the Board.

Item 8.01	Other Events.

On March 11, 2016, the Company issued a press release announce the appointment of Mr. Li to the Board. A copy of the press release is filed hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press Release dated March 11, 2016, issued by Takung Art Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Takung Art Co., Ltd

Date: March 11, 2016

/s/ Di Xiao
Name: Di Xiao
Title: Chief Executive Officer and Director